EXHIBIT 23.2

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-111617) pertaining to the Tri City Bankshares Corporation 2004 Stock Purchase Plan and (Form S-3 No. 33-56886) pertaining to the Automatic Dividend Reinvestment Plan of Tri City Bankshares Corporation of our report dated February 7, 2003, except for Note 15 as to which date is February 28, 2003, with respect to the consolidated financial statements of Tri City Bankshares Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2004.



/s/Ernst & Young LLP
Milwaukee, Wisconsin
March 28, 2005